UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2008

NOBEL LEARNING COMMUNITIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10031	22-2465204
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 West Chester Pike, West Chester, PA	19382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(484) 947-2000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2008, Nobel Learning Communities, Inc. (the "Company") and George Bernstein, the Company's Chief Executive Officer, entered into an amendment (the "Amendment") to the Amended and Restated Employment Agreement dated as of July 24, 2003, as amended as of September 6, 2005 and further amended as of April 6, 2007 between the Company and Mr. Bernstein (the "Employment Agreement"). The Amendment provides that the Employment Agreement shall automatically renew for another year unless the board of directors of the Company takes action to terminate the Employment Agreement at least sixty (60) days prior to the expiration of the then-current term. The Amendment also clarified that if the Employment Agreement is terminated because the board of directors of the Company determined not to renew the Employment Agreement, Mr. Bernstein will be entitled to receive the severance benefits provided for in the Employment Agreement, which include the payment of Mr. Bernstein's base salary and other benefits for 12 months and any accrued bonus amount.

The Amendment is attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Amendment to the Amended and Restated Employment Agreement between Nobel Learning Communities, Inc. and George Bernstein, dated May 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nobel Learning Communities, Inc. (Registrant)

May 14, 2008	By:	/s/ George Bernstein

	Name:	George Bernstein
	Title:	Chief Executive Officer

Exhibit 10.1

AMENDMENT TO THE

Amended and restated employment AGREEMENT

This Amendment (the "Amendment"), effective as of May 8, 2008 to the Amended and Restated Employment Agreement (the "Agreement") dated as of July 24, 2003, and amended as of September 6, 2005 and further amended as of April 6, 2007, by and between Nobel Learning Communities, Inc., a Delaware corporation ("Employer") and George Bernstein, an individual ("Executive").

Background

Executive is employed as Chief Executive Officer of Employer, and is responsible for the functions and duties assigned to this position, and Employer wishes to assure itself of the services of Executive, and, upon the conditions hereinafter provided, Executive and Employer are prepared to enter into this Agreement.

Executive and the Board are amending this Agreement to provide for certain agreed upon changes as set forth below.

All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

Terms

Now, Therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, intending to be legally bound hereby, the parties hereto agree as follows:

    The Agreement shall be amended as follows:
      Term. Section 2 "Term" is hereby amended, in its entirety, to read as follows:

      The initial term of Executive's employment will commence on July 28, 2003 and end on July 28, 2009, unless and until terminated earlier pursuant to the provisions of Section 7.1 of this Agreement (said period during which Executive is employed full time pursuant to this Agreement, the "Initial Employment Period"). At the end of the Initial Employment Period, the Agreement shall automatically renew for additional one-year periods unless the Employer provides written notice of its intent to terminate the Agreement not later than sixty (60) days prior to the expiration of the then-current term (each such period during which Executive is employed full time, the "Renewal Employment Period," and collectively with the Initial Employment Period, the "Employment Period").

      Severance Payments. Section 7.4(b) "Effect of Early Termination on Compensation" is hereby amended, in its entirety, to read as follows:

    If, during the Employment Period, Employer terminates Executive's employment pursuant to Section 7.1(d), Executive terminates Executive's employment for Good Reason pursuant to Section 7.1(e), or Employer terminates the Agreement by not renewing such Agreement pursuant to Section 2, Employer shall (subject to the limitations set forth in this Section 7.4(b) and in Section 7.5) continue to pay Executive the compensation provided for pursuant to Section 3.1, and provide the benefits referenced in Sections 3.7(a) through (f), pursuant to one (and only one) of the following provisions:

    (i) If such termination by Employer, or such termination for Good Reason by Executive, occurs within one year following any "Change of Control" (as defined in Section 8), Employer shall pay Executive a single lump-sum cash payment equal to 299% of Executive's "base amount" within the meaning of Code Section 280G, and to provide the benefits referenced in Section 3.7 to the extent that participation in the benefit plans is permitted following termination, until the date which is three years from the date of termination.

    (ii) If such termination occurs (A) by Employer at or prior to the end of the Employment Period, other than pursuant to Section 7.4(b)(i), or (B) at any time by Executive for Good Reason pursuant to Section 7.1(e) or if Employer terminates the Agreement by not renewing such Agreement pursuant to Section 2, Employer shall continue to pay Executive the compensation provided for pursuant to Section 3.1 and any bonus earned but unpaid pursuant to Section 3.2, and to provide the benefits referenced in Section 3.7 to the extent that participation in the benefit plans is permitted following termination, until the date which is 12 months from the date of termination.

    Other Terms. All of the other terms and conditions of the Agreement, not inconsistent with the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

Nobel Learning Communities, Inc.

By: /s/ David Warnock
David Warnock
Chairman of the Compensation
Committee of the Board of Directors

Executive:

/s/ George Bernstein
George Bernstein